FOR IMMEDIATE RELEASE
CONTACTS:
                  Media Inquiries:
                  Cindy Eikenberg
                  Marketing Communications Manager
                  EarthShell Corporation
                  410-847-9420
                  www.earthshell.com



                   EARTHSHELL CORPORATION PROVIDES NOTICE THAT
                         FUNDING HAS YET TO BE ACHIEVED
        Management Continues to Pursue All Options for Stability Funding



BALTIMORE, MD, December 13, 2006 -- EarthShell(R) Corporation (OTCBB: ERTH) announced today that it cannot guarantee that it will be able to meet its payroll or other financial obligations after December 15, 2006 unless it is able to secure additional financing.

EarthShell has been seeking stability funding to allow the Company to complete the execution of its business plan, which calls for the Company to become self-sustaining in 2007. However, the Company does not currently have definitive funding commitments to assure that it can continue to meet its payroll or other financial obligations. Executive management committed certain personal funds to maintain operations between December 1 and December 15, 2006.

On November 15, 2006, during a shareholder call, the Company summarized the recent significant progress to turn the Company around, greatly improve EarthShell's performance and bring EarthShell plates and bowls to market through its licensees, ReNewable Products, Inc. (RPI) and EarthShell Hidalgo. However, EarthShell also reported that its investment banker has found it more difficult than expected to raise capital for the Company. The Company has also approached other key stakeholders for additional interim funding. Although the Company continues to be in active discussions with potential funding sources, no definitive commitments are in place at this time. EarthShell will continue to vigorously pursue all financing options. As referenced in the Company's public filings, most recently in the quarterly report on Form 10-Q for the period ending September 30, 2006, as filed with the Securities and Exchange Commission
(SEC) on November 20, 2006, there can be no assurance that it will be successful in securing the appropriate financing in a timely fashion.

EarthShell also explained that under current agreements, RPI and EarthShell Hidalgo maintain their manufacturing license and will continue to sell EarthShell plates and bowls under the EarthShell master license agreement and EarthShell brand name, if EarthShell is unable to sustain operations.

In related comments, Vincent J. Truant, chairman and chief executive officer, stated, "We have placed EarthShell's technology on a positive course and met our key business development goals this past year. Concurrently, we have built a solid foundation for EarthShell's commercial success by accomplishing several first time and fundamental strategic initiatives. However, the Company has not yet been able to secure the resources to complete our mission at this time." Continued Mr. Truant, "I thank our investors, customers, suppliers and employees for their consistent support as we work to accomplish what is admittedly a tough workout and turnaround situation." The Board of Directors acknowledged with appreciation the accomplishments of the Company during the past fifteen months under Vincent J. Truant. At the time that Mr. Truant was elected CEO in September, 2005, he and the Board had been assured that the necessary long-term funding would be available to accomplish the successful turnaround of the business, complete commercialization of EarthShell's technology and retire the Company's pre-existing debt. However, that funding never materialized. Mr. Truant stated, "We are in active discussions regarding potential funding opportunities to enable us to complete the successful turnaround and workout for the company. EarthShell has a wonderful technology that will be a key part of sustainable packaging for today, tomorrow and well into the future."

EarthShell Corporation is engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, such as plates, bowls and cups. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.

EarthShell foodservice disposable packaging is designed with the environment in mind. Developed over many years using a "life cycle inventory" and in consultation with leading environmental experts, EarthShell products reduce the environmental burdens of rigid food service packaging through the careful selection of raw materials, processes and suppliers. The products are made primarily from natural limestone and starch from potatoes, wheat or corn. The new packaging poses substantially fewer risks to wildlife than polystyrene foam packaging because it biodegrades when exposed to moisture in nature, physically disintegrates in water when crushed or broken, and can be composted in a commercial facility, where available, or in your backyard.

For more information, please visit our web site at www.earthshell.com.


                                       ###


This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.